EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES JUNE CASH DISTRIBUTION

Dallas, Texas, June 20, 2017 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.085327 per unit, payable on July 17, 2017, to unitholders of record on June 30, 2017. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	20,000	133,000	$47.01	$3.87
Prior Month Distribution	17,000	114,000	$46.82	$4.74

Excess Costs

XTO Energy has advised the trustee that increased oil production in the current month distribution led to the partial recovery of excess costs on properties underlying the Oklahoma Working Interest net profits interests. However after the partial recovery, there were no remaining proceeds from the properties underlying the Oklahoma Working Interest net profits interests to be included in this month’s distribution.

XTO Energy has advised the trustee that continued lower oil prices in relation to operating expenses caused costs to exceed revenues on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Vice President Southwest Bank, Trustee Toll Free – 855-588-7839